Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” and to the inclusion of our reports (a) dated March 10, 2017, with respect to the consolidated financial statements of WhiteHorse Finance, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 and (b) dated March 31, 2017, with respect to the senior securities table of WhiteHorse Finance, Inc. as of December 31, 2016, 2015, 2014, 2013 and 2012 in this Pre-effective Amendment No. 1 to the Form N-2.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
May 17, 2017